Filed Pursuant To Rule 424(b)(3)
Registration No. 333-195592

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated January 19, 2016

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 30, 2014)

2,300,000 Shares

SOVRAN SELF STORAGE, INC.

Common Stock

We are offering 2,300,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SSS.” On January 15, 2016, the last reported sale price of our common stock on the New York Stock Exchange was $108.92 per share.

Investing in our common stock involves a high degree of risk. Before buying any of these shares you should carefully read the discussion of material risks of investing in our common stock in the sections entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 24, 2015.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters also may purchase up to 345,000 additional shares of common stock on the same terms and conditions as set forth above within 30 days from the date of this prospectus supplement. The shares of common stock will be ready for delivery on or about                     , 2016.

Joint Book-Running Managers

Wells Fargo Securities	Jefferies

The date of this prospectus supplement is January     , 2016

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us and the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The shelf registration statement was declared automatically effective by the SEC upon filing on April 30, 2014. Under the shelf registration statement, we may offer and sell an unlimited amount of our common stock described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make or incorporate by reference in this prospectus supplement is inconsistent with the statements made or incorporated by reference in the accompanying prospectus, the statements made or incorporated by reference in the accompanying prospectus are deemed modified or superseded by the statements made or incorporated by reference in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement before investing in our common stock.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. Except where we state otherwise, the information we present in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock. Unless the context indicates otherwise, references in this prospectus supplement to “Sovran Self Storage, Inc.,” “Sovran,” “we,” “our” and “us” refer to Sovran Self Storage, Inc. and its subsidiaries, including Sovran Acquisition Limited Partnership, our operating partnership, and Sovran Holdings, Inc., the general partner of our operating partnership.

Company Overview

We are a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns and manages self-storage properties. We began operations on June 26, 1995. We were formed to continue the business of our predecessor company, which had engaged in the self-storage business since 1985. At September 30, 2015, we held ownership interests in, and/or managed 539 properties consisting of approximately 36.9 million net rentable square feet, situated in 25 states. Among our 539 self-storage properties are 39 properties that we manage for an unconsolidated joint venture of which we are a 20% owner, 30 properties that we manage for an unconsolidated joint venture of which we are a 15% owner, and 17 properties that we manage and in which have no ownership interest. We believe we are the fifth largest operator of self-storage properties in the United States based on square feet owned and managed. Our properties conduct business under the user-friendly name Uncle Bob’s Self-Storage®. At September 30, 2015, the occupancy level of the 539 self-storage properties was approximately 90.6%.

We own an indirect interest in our properties through a limited partnership (the “Sovran Partnership”). Included in our properties are the 69 properties in our unconsolidated joint ventures. In total, we own a 99.5% economic interest in the Sovran Partnership and unaffiliated third parties own collectively a 0.5% limited partnership interest at September 30, 2015. We believe that this structure, commonly known as an umbrella partnership real estate investment trust, facilitates our ability to acquire properties by using units of the Sovran Partnership as currency. By utilizing interests in the Sovran Partnership as currency in property acquisitions, we may partially defer the seller’s income tax liability which in turn may allow us to obtain more favorable pricing.

The self-storage industry is characterized by numerous small, local operators. According to data published by the 2015 Self-Storage Almanac, of the approximately 51,000 facilities in the United States, approximately 13% are managed by the ten largest operators. We believe that the shortage of skilled operators, the scarcity of financing available to small operators for acquisitions and expansions and the potential for savings through economies of scale are factors that are leading to consolidation in the self-storage industry. With our and our predecessors nearly 30 year operating history and in-house acquisition and management expertise, we believe we are well-positioned to continue to take advantage of potential growth opportunities through acquisitions and third party management arrangements.

We seek to enhance shareholder value through internal growth and acquisition of additional storage properties. Internal growth is achieved through aggressive property management: optimizing rental rates, increasing occupancy levels, controlling costs, maximizing collections, and strategically expanding and enhancing the Properties. Should economic conditions warrant, we may develop new properties. We believe that there continue to be opportunities for growth through acquisitions, and constantly seek to acquire self-storage properties that are susceptible to realization of increased economies of scale and improved performance through application of our expertise.

Our principal corporate offices are located at 6467 Main Street, Williamsville, New York 14221, and our telephone number is (716) 633-1850. We maintain a web site that contains information about us at www.sovranss.com. The information included on our web site is not, and should not be considered as, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Property Acquisitions

From September 30, 2015 through the date of this prospectus supplement, we acquired five self-storage properties consisting of approximately 268,000 net rentable square feet for aggregate cash consideration of approximately $26.9 million. At the time of the respective acquisitions of such properties, the properties had, in the aggregate, a weighted average occupancy of 86.4%. The acquired properties are located in Florida (4) and Pennsylvania (1).

We have entered into contracts to acquire in the aggregate 25 self-storage properties consisting of approximately 2.05 million net rentable square feet for an aggregate consideration of approximately $370.7 million, which includes the assumption of existing mortgages on two properties in the amount $8.3 million. The weighted average occupancy of such properties, in the aggregate, is approximately 90.5% (excluding two of the properties which are not stabilized). The properties subject to such contracts are located in California (8), New Hampshire (5), Texas (3), New York (2), Connecticut (2), Pennsylvania (1), Massachusetts (1), Florida (1), Arizona (1) and Colorado (1). The purchase of these properties by us is subject to customary conditions to closing and there is no assurance that these properties will be acquired or will be acquired at the time or pursuant to the terms currently contemplated.

Included among the contracts described above are contracts for our acquisition of 13 self-storage properties located in New Hampshire (5), California (4), Texas (3) and Massachusetts (1) from a group of related sellers for an aggregate cash consideration of approximately $186.4 million. The closing of this acquisition is scheduled to occur in January 2016. We have also entered into a contract to acquire four self-storage facilities located in California for an aggregate consideration of approximately $106.8 million, of which up to $30 million may be paid in the form of units of the Sovran Partnership. The closing of this acquisition is scheduled to occur by April of 2016.

The aggregate purchase price of the five properties already acquired and 16 of the 17 properties under contract that are stabilized, excluding the California properties, represents a capitalization rate of approximately 5.5%. The purchase price of the California properties under contract represents a capitalization rate of approximately 5.1% (excluding one of the California properties which is not stabilized). These capitalization rates are calculated by dividing net operating income for the previous twelve months by the total of the purchase price. Based on information provided by the sellers, we believe that the five properties already acquired and the 17 properties outside of California that are under contract have a weighted average rent per occupied square foot of $13.38. These properties have a three-mile radius household income of $68,631 and a three-mile radius population of 77,699. Based on information provided by the sellers, we believe that the eight properties in California that are under contract have a weighted average rent per occupied square foot of $18.30. Such properties have a three-mile radius household income of $64,513 and a three-mile radius population of 229,394. The average three-mile radius household income and three-mile radius population are calculated by adding together the respective demographic metrics for each property and dividing by the total number of properties.

In addition to the acquisitions under contract noted above, we are currently under contract to acquire four self-storage properties that are currently under construction. The total purchase price of these four properties is $38.3 million. The properties are expected to be acquired in the latter half of 2016 and are located in Illinois (2), Florida (1) and South Carolina (1).

Property Dispositions

From September 30, 2015 through the date of this prospectus supplement, we sold two non-strategic properties in South Carolina for net proceeds of approximately $4 million.

Dividend Declaration

On January 4, 2016, our board of directors authorized and we declared a quarterly dividend of $0.85 per common share. The dividend will be paid on January 26, 2016 to shareholders of record on January 20, 2016.

Increase of Line of Credit Facility

On January 4, 2016, we increased our line of credit facility from $300 million to $500 million. This increase was pursuant to an expansion feature set forth in our existing unsecured credit agreement. The other terms of our line of credit facility were unchanged.

Sales of Common Stock under Continuous Equity Offering Program

During the three months ended December 31, 2015, we issued 450,000 shares of common stock under our continuous equity offering program at a weighted average issue price of $99.58 per share, generating net proceeds of approximately $44.3 million after deducting $0.6 million of sales commissions paid to HSBC Securities (USA) Inc. Under this program, which commenced May 12, 2014, we may sell from time to time up to $225 million in aggregate offering price of shares of our common stock. As of January 15, 2016, we had $59.3 million available for further issuance under the program.

THE OFFERING

Common stock offered by us	2,300,000 (1) shares

Common stock outstanding prior to completion of the offering	36,710,673 (2) shares

Common stock to be outstanding after the offering	39,010,673 (2)(3) shares

Use of proceeds	We intend to use the net proceeds of this offering to fund property acquisitions and repay certain amounts outstanding on our line of credit that we incurred primarily in connection with property acquisitions. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under our line of credit. As described above, we intend to use the proceeds from this offering to repay a portion of the outstanding amounts owing on such line of credit. See “Underwriting” on page S-15 in this prospectus supplement.

Risk Factors	An investment in our common stock involves risks. You should carefully consider the matters discussed under the sections entitled “Risk Factors,” beginning on page S-6 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014, before making any investment in our common stock.

NYSE symbol	“SSS”

(1)	2,645,000 shares of common stock if the underwriters exercise their option to purchase additional shares of our common stock in full.
(2)	Based on shares of common stock outstanding as of January 15, 2016. This number excludes (i) 95,706 shares of our common stock issuable upon exercise of outstanding stock options under our stock option plans, (ii) 42,538 shares of our common stock reserved for future issuance pursuant to performance based awards made under our award and stock option plan, (iii) 567,073 shares of common stock reserved for future issuance under our award and stock option plan, and (iv) 168,866 shares of our common stock issuable upon redemption of units of the Sovran Partnership held by third parties.
(3)	This number excludes the underwriters’ option to purchase up to 345,000 additional shares of our common stock.

RISK FACTORS

Investment in our common stock involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus, you should consider the risk factors in our most recent Annual Report on Form 10-K and our other filings under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase our common stock.

Risks Related to Our Common Stock

Our stock price could be volatile and could decline for any reason, resulting in a substantial or complete loss of our stockholders’ investment.

The stock markets, including the New York Stock Exchange, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of our competitors;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions or departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	changes in laws, including tax laws, or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuance of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price of our common stock to decline. Upon completion of this offering, the shares of our common stock sold in this offering will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a REIT).

The exercise of the underwriters’ option to purchase additional shares of our common stock, the redemption of units of Sovran Partnership for common stock, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our stock-based compensation plans, the issuance of our common stock or units of Sovran Partnership in connection with acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of units of Sovran Partnership, options and shares of our common stock reserved for issuance as restricted shares of our common stock or upon redemption of units of Sovran Partnership or exercise of options may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to our existing stockholders.

You may experience dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.

This offering may have a dilutive effect on our earnings per share and funds from operations per share after giving effect to the issuance of our common stock and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors, particularly the use of proceeds and any return generated thereby, and cannot be determined at this time. The per share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market in connection with this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

We may change the dividend policy for our common stock in the future.

Our board of directors authorized and we declared quarterly common stock dividends of $0.75 per share in January 2015, $0.75 in April 2015, $0.85 in July 2015 and $0.85 in October 2015. In January 2016, our board of directors declared a quarterly common stock dividend of $0.85 per share. We can provide no assurance that the board will not reduce or eliminate entirely dividend distributions on our common stock in the future.

Our board of directors will continue to evaluate our distribution policy on a quarterly basis as they monitor the capital markets and the impact of the economy on our operations. The decisions to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, debt maturities, the availability of capital, applicable REIT and legal restrictions and the general overall economic conditions and other factors. Any change in our dividend policy could have a material adverse effect on the market price of our common stock.

When we acquire properties in new markets, we will be subject to increased operational risks.

We may acquire self-storage properties in markets where we have little or no operational experience. For example, we are under contract to acquire eight self-storage properties in California, a state where we have not previously operated. When we enter into new markets, we will be subject to increased risks resulting from our lack of experience and infrastructure in these markets and may need to incur additional costs, both expected and unexpected, in order to develop our operating capabilities in these markets. These risks could materially and adversely affect us, including our growth prospects, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, capital expenditures, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our business and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the effect of competition from other self-storage properties, which could cause rents and occupancy rates to decline;

•	our ability to evaluate, finance and integrate acquired businesses into our existing business and operations;

•	our ability to effectively compete in the industry in which we do business;

•	our existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;

•	interest rates may fluctuate, impacting costs associated with our outstanding floating rate debt;

•	our ability to comply with debt covenants;

•	our ability to consummate our pending self-storage property acquisition and disposition transactions in the time frame and pursuant to the terms currently contemplated;

•	our ability to achieve anticipated financial returns from our acquisitions;

•	any future ratings on our debt instruments;

•	regional concentration of our business may subject it to economic downturns in the states of Florida and Texas;

•	our reliance on our call center;

•	our cash flow may be insufficient to meet required payments of principal, interest and dividends;

•	changes in general or local economic conditions;

•	adverse changes in law, government rules or fiscal policies; and

•	tax law changes that may change the taxability of future income.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the sections entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings we make with the SEC from time to time under the Securities Exchange Act of 1934, as amended.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of 2,300,000 shares of common stock in this offering of approximately $          (after deducting estimated underwriting discounts and commissions and estimated offering expenses). If the underwriters exercise their option to purchase additional shares of our common stock in full, we expect to receive net proceeds of approximately $          (after deducting estimated underwriting discounts and commissions and estimated offering expenses).

We intend to use the net proceeds of this offering to fund a portion of our pending property acquisitions and to repay indebtedness outstanding on our unsecured line of credit that we incurred primarily in connection with these property acquisitions. We intend to use approximately $         from our line of credit and approximately $44.3 million of proceeds from issuances in the fourth quarter of 2015 under our continuous equity offering program to fund the remainder of the purchase price of these acquisitions. See “Summary — Recent Developments.”

As of January 15, 2016, the outstanding principal balance on our line of credit was $90 million and the interest rate was 110 basis points over LIBOR, which equaled approximately 1.53%. Our unsecured line of credit matures on December 10, 2019. Affiliates of certain of the underwriters are lenders under our unsecured line of credit, and upon repayment of the amounts outstanding in connection with this offering, such affiliates will receive a portion of the proceeds. See “Underwriting” on page S-15.

CAPITALIZATION

The following table sets forth our consolidated capitalization (i) as of September 30, 2015 and (ii) as of September 30, 2015, as adjusted to give effect to the sale of the 2,300,000 shares of our common stock offered hereby (assuming (a) a public offering price of $108.92 per share (based on the last reported share price of our common stock as reported on the New York Stock Exchange on January 15, 2016), after deducting the underwriting discount and our estimated expenses, and (b) that the underwriters’ option to purchase additional shares of our common stock is not exercised).

The information set forth below should be read in conjunction with our consolidated financial statements and related notes included, and incorporated by reference, into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2015
	Actual	As Adjusted
	(dollars in thousands)
Debt:
Line of credit(1)	114,000	114,000
Term notes	750,000	750,000
Mortgages payable	2,028	2,028

Shareholders’ Equity:
Common stock $.01 par value, 100,000,000 shares authorized, 36,168,440 shares outstanding at September 30, 2015, actual and 38,468,440 shares issued and outstanding at September 30, 2015, as adjusted(2)	362	385
Preferred stock $0.01 par value, 10,000,000 shares total authorized, none issued; including 250,000 shares of Series A authorized, none issued	—	—
Additional paid-in capital(2)	1,337,656	1,579,120
Dividends in excess of net income	(168,871)	(168,871)
Accumulated other comprehensive loss	(19,108)	(19,108)
Total Shareholders’ Equity	$1,150,039	1,391,526

Total Debt and Shareholders’ Equity	$2,016,067	$2,257,554

(1)	As of January 15, 2016, the actual amount outstanding under our unsecured line of credit was $90 million.
(2)	As of January 15, 2016, the actual number of issued and outstanding shares was 36,710,673 and additional paid in capital was $1,388,343.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements and should be read together with the general discussion of the tax considerations relating to our qualification as a REIT and the ownership and disposition of our common shares described in the accompanying prospectus under the title “Federal Income Tax Considerations”. To the extent any information set forth under the title “Federal Income Tax Considerations” in the accompanying prospectus is inconsistent with this supplemental information, this supplemental information will apply and supersede the information in the accompanying prospectus. This supplemental information is provided on the same basis and subject to the same qualifications as are set forth in the first three paragraphs under the title “Federal Income Tax Considerations” in the accompanying prospectus as if those paragraphs were set forth in this prospectus supplement.

Taxation of Sovran — Taxation of REITs in General

Effective for our taxable year that began on January 1, 2015 and all future taxable years, the recognition period under Code Section 1374 has been reduced from 10 years to 5 years.

Taxation of Sovran — Effect of Subsidiary Entities — Ownership of Partnership Interests

Recent legislation may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of a subsidiary partnership.

Taxation of Sovran — Effect of Subsidiary Entities — Taxable REIT Subsidiaries

As a REIT, we are subject to certain restrictions and excise taxes with respect to transactions with taxable REIT subsidiaries. Effective for taxable years beginning after December 31, 2015, recently enacted legislation imposes an excise tax of 100% on a REIT with respect to the gross income of a taxable REIT subsidiary that is attributable to services provided to, or on behalf of, the REIT (and not to services provided to tenants), less properly allocable deductions, to the extent that the amount of such income is less than the amount that would be paid to a party in an arm’s-length transaction.

Taxation of Sovran — Income Tests

As a REIT, we are subject to certain tests with respect to the sources of our gross income. Hedging transactions that we enter into must meet certain requirements in order for income from such transactions to not be treated as gross income for purposes of meeting the gross income tests. Effective for taxable years beginning after December 31, 2015, recently enacted legislation expands the treatment of REIT hedges to exclude from gross income the income from hedging transactions that are entered into with respect to previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks when the previously hedged indebtedness is extinguished or property is disposed of.

Taxation of Sovran — Asset Tests

We are subject to certain tests relating to the nature of our assets. At least 75% of the value of our assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, under some circumstances, stock and debt instruments purchased with new capital and, effective for taxable years beginning after December 31, 2015, certain debt instruments of “publicly-offered REITs”, interests in mortgages on interests in real property, personal property to the extent that rents attributable to the property are treated as rents from real property under the applicable Code section, and a mortgage secured by real property and personal property, provided that the fair market value of the personal property does not exceed 15% of the total fair market value of all personal property. A “publicly-offered REIT” is a real estate investment trust which is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The expanded definition of “real estate assets” is effective for taxable years beginning after December 31, 2015.

Under current law, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 25% of the value of our gross assets. Effective for taxable years beginning after December 31, 2017, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 20% of the value of our gross assets.

Recently enacted legislation imposes a new asset test on REITs. Specifically, effective for taxable years beginning after December 31, 2015, no more than 25% of the value of a REIT’s total assets may be represented by “nonqualified publicly offered REIT debt instruments.” A “nonqualified publicly offered REIT debt instrument” is any real estate asset which would cease to be a real estate asset if the definition of a real estate asset was applied without regard to the reference to debt instruments issued by publicly offered REITs.

Taxation of Sovran — Annual Distribution Requirements

As a REIT, we are subject to a requirement that we make distributions to our shareholders in an amount equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends-paid deduction and our net capital gain, and 90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus the sum of specified items of our non-cash income. Under the law in effect prior to January 1, 2015, a “preferential dividend” would neither be counted toward this distribution requirement nor be eligible for a dividends-paid deduction. Effective for our taxable year that began on January 1, 2015 and all future taxable years, preferential dividends distributed by us may be taken into account for purposes of determining our dividends-paid deduction so long as we continue to qualify as a publicly-offered REIT for purposes of the dividends-paid deduction for preferential dividends.

Taxation of our U.S. Shareholders — Withholding Tax Relating to Foreign Accounts

Under revised delayed effective dates provided for in the regulations and subsequent guidance, the required withholding under FATCA will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our common stock.

Taxation of Our Non-U.S. Shareholders

A distribution, whether or not the distribution is attributable to gain from our sale or exchange of a United States real property interest, with respect to any class of our shares that is traded on an established securities market located in the United States will not be subject to a certain 35% withholding tax if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution. Instead, any such distribution will be treated as a distribution subject to the ordinary dividend rules described in the prospectus. Recently enacted legislation increased the percentage of shares of stock owned by a non-U.S. shareholder from more than 5% to more than 10% for purposes of excluding a distribution from the 35% withholding tax, effective with respect to any distribution made on and after December 18, 2015.

In addition, if we are not a domestically controlled REIT, a non-U.S. shareholder’s sale of our shares will not be subject to federal income taxation as a sale of a United States real property interest and gain from the sale of such shares will not be subject to federal income taxation, provided that our shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, such as the New York Stock Exchange, and the non-U.S. shareholder has at all times during the preceding five years owned no more than 5% (10% effective with respect to any disposition of stock on and after December 18, 2015) by value of the then-outstanding shares.

Recently enacted legislation provides that stock of a REIT will not be treated as a United States real property interest if the stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified shareholder” or “qualified foreign pension fund” with respect to REIT stock will not be treated as gain from the sale or exchange of a United States real property interest to the extent the stock of the REIT held by such qualified shareholder or qualified foreign pension fund is not treated as a United States real property interest.

Qualified Shareholders. A “qualified shareholder” generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or the Nasdaq Stock Market, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the 5-year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

Notwithstanding the foregoing, if a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified shareholder, holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the qualified shareholder (based on the foreign investor’s percentage ownership of the qualified shareholder) will be treated as a USRPI in the hands of the qualified shareholder and will be subject to FIRPTA.

Qualified Foreign Pension Funds. A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Effective February 16, 2016, the FIRPTA withholding tax rate will increase to 15% from 10% with respect to a purchase of our shares from a non-U.S. shareholder if our shares are not traded on an established securities market or if we are not a domestically controlled REIT.

Taxation of Our Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities

Under revised delayed effective dates provided for in the regulations and subsequent guidance, the required withholding under FATCA will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our common stock.

Legislative or Other Actions Affecting REITs

Several REIT rules were recently amended under the Protecting Americans from Tax Hikes Act of 2015 (the “PATH Act”) which was enacted on December 18, 2015. These rules were enacted with varying effective dates, some of which are retroactive. Shareholders should consult with their tax advisors regarding the effect of the PATH Act in their particular circumstances.

UNDERWRITING

Wells Fargo Securities, LLC and Jefferies LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Wells Fargo Securities, LLC
Jefferies LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $261,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 345,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and our directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	sell, offer or contract to sell any common stock,

•	grant any option to sell (including, without limitation, any short sale) any common stock,

•	pledge or transfer any common stock,

•	dispose of or transfer any common stock,

•	establish an open “put equivalent position” or liquidate or decrease a “call equivalent position,”

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock (whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise).

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The restrictions applicable to us, our officers and our directors are subject to certain exceptions.

New York Stock Exchange

The shares are listed on the New York Stock Exchange under the symbol “SSS.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering as described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute the prospectus supplement and accompanying prospectus by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Wells Fargo Securities, LLC are lenders under our unsecured line of credit and unsecured term loans. Upon the application of a portion of the net proceeds from this offering to repay amounts outstanding under our unsecured line of credit, each such lender will receive its proportionate share of the amounts being repaid.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters, including the validity of common stock offered hereby and our qualification as a REIT, will be passed upon for us by Phillips Lytle LLP, Buffalo, New York. Robert J. Attea, our Executive Chairman, is the brother of Frederick G. Attea, a partner of Phillips Lytle LLP and our Assistant Secretary. Several partners of Phillips Lytle LLP own shares of our common stock. Hogan Lovells US, LLP will act as counsel and pass on certain legal matters for the underwriters. Hogan Lovells US, LLP has from time to time represented us on other matters. Phillips Lytle LLP will rely upon the opinion of Venable LLP, Baltimore, Maryland, regarding all matters of Maryland law.

EXPERTS

The consolidated financial statements of Sovran Self Storage, Inc. appearing in Sovran Self Storage, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), and the effectiveness of Sovran Self Storage, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an automatic “shelf” registration statement on Form S-3 to register the securities offered under this prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement and, as permitted by the SEC’s rules, do not contain all the information required to be set forth in the registration statement. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement. You can review and copy the registration statement and its exhibits at the public reference facility maintained by the SEC as described below. The registration statement, including its exhibits and schedules, is also available on the SEC’s web site at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy those reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC’s web site at www.sec.gov. Our common stock is also listed on the New York Stock Exchange and all material filed by us with the exchange can be reviewed at its offices located at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2015, as supplemented on May 11, 2015 (only with respect to the portions thereof that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Our Current Reports on Form 8-K filed on January 21, 2015, February 3, 2015, March 2, 2015, March 30, 2015, May 11, 2015, May 26, 2015, December 22, 2015, and January 4, 2016; and

•	Our Registration Statement on Form 8-A, dated June 16, 1995 which incorporates by reference the description of our common stock from our registration statement on Form S-11 (File No. 33-91422), including all amendments and reports updating that description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of any offering of securities made hereunder will also be considered to be incorporated by reference, and will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement and the accompanying prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Sovran Self Storage, Inc., 6467 Main Street, Williamsville, New York 14221, Attn: Andrew J. Gregoire, Chief Financial Officer.

PROSPECTUS

SOVRAN SELF STORAGE, INC.

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEBT SECURITIES

UNITS

We may offer and sell, from time to time, one or more of the following securities: common stock, preferred stock, warrants exercisable for debt securities, common stock or preferred stock, debt securities or units consisting of combinations of any of the foregoing (“units”). The debt securities may be guaranteed by one or more of our subsidiaries. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company. We will provide the specific terms of any offering of these securities in a supplement to this prospectus. We refer to our common stock, preferred stock, warrants, debt securities and units collectively as the “securities”. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. In addition, certain selling stockholders may offer and sell shares of our common stock, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

Each time our securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our securities without a prospectus supplement describing the method and terms of the offering.

We may sell our securities directly or to or through underwriters, to other purchasers and/or through agents. For additional information on the method of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” If any underwriters are involved in the sale of our securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between us or among us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with any related free writing prospectus and the documents we incorporate by reference, before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “SSS.” On April 28, 2014, the closing price of our common stock as reported on the New York Stock Exchange was $75.03 per share. Our executive offices are located at 6467 Main Street, Williamsville, New York 14221, and our telephone number is (716) 633-1850.

Investing in our securities involves risks. See “Risk Factors” on page 3 as well as any risk factors section contained in the applicable prospectus supplement or any related free writing prospectus and under similar headings in the documents we incorporate by reference herein and therein to read about risks you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings. In addition, some holders of our securities may sell our securities under our shelf registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, the relevant prospectus supplement and any free writing prospectus we may authorize to be delivered to you, together with additional information described under the next heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus, the related prospectus supplement, including any information incorporated by reference, and any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus, the related prospectus supplement and any pricing supplement. We are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless the context otherwise requires, references in this prospectus to “Sovran Self Storage, Inc.”, “Sovran”, “we”, “our” and “us” refer to Sovran Self Storage, Inc. and its subsidiaries, including Sovran Acquisition Limited Partnership, which we refer to as our “operating partnership”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an automatic “shelf” registration statement on Form S-3 to register the securities offered under this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information required to be set forth in the registration statement. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement. You can review and copy the registration statement and its exhibits at the public reference facility maintained by the SEC as described below. The registration statement, including its exhibits and schedules, is also available on the SEC’s web site at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy those reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC’s web site at www.sec.gov. Our common stock is also listed on the New York Stock Exchange and all material filed by us with the exchange can be reviewed at its offices located at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the portions thereof incorporated by reference from our Proxy Statement relating to the annual meeting to be held on May 22, 2014, which was filed on April 8, 2014;

•	Our Current Reports on Form 8-K filed on February 6, 2014, and April 9, 2014; and

•	Our Registration Statement on Form 8-A, dated June 16, 1995 which incorporates by reference the description of our common stock from our registration statement on Form S-11 (File No. 33-91422), including all amendments and reports updating that description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made hereunder will also be considered to be incorporated by reference, and will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Sovran Self Storage, Inc., 6467 Main Street, Williamsville, New York 14221, Attn: Andrew J. Gregoire, Chief Financial Officer.

THE COMPANY

We are a self-administered and self-managed real estate investment trust, or REIT, which acquires, owns and/or manages self-storage properties. We are one of the largest owners and operators of self-storage facilities in the United States. At March 31, 2014, we had an ownership interest in, leased, and/or managed 485 self-storage properties in 25 states under the name Uncle Bob’s Self Storage ®. Among our 485 self-storage properties are 25 properties that we manage for an unconsolidated joint venture (Sovran HHF Storage Holdings LLC) of which we are a 20% owner, 30 properties that we manage for an unconsolidated joint venture (Sovran HHF Storage Holdings II LLC) of which we are a 15% owner, 22 properties that we manage and have no ownership interest, and four properties we lease. As of March 31, 2014, the occupancy level of our 485 self-storage facilities was approximately 88.9%.

All of our assets are owned by, and all our operations are conducted through, Sovran Acquisition Limited Partnership, which we refer to in this prospectus as the operating partnership. We own 99.4% of the operating partnership as of March 31, 2014. The remaining 0.6% of the operating partnership is owned by persons who sold self-storage facilities to us in exchange for partnership interests in the operating partnership. We are structured as an umbrella partnership real estate investment trust and, as such, have the ability to issue interests in the operating partnership in exchange for properties sold by independent owners. By utilizing interests in the operating partnership as currency in facility acquisitions, we may partially defer the seller’s income tax liability which in turn may allow us to obtain more favorable pricing.

We were incorporated on April 19, 1995 under Maryland law. Our principal executive offices are located at 6467 Main Street, Williamsville, New York 14221, and our telephone number is (716) 633-1850. We maintain a website that contains information about us at www.sovranss.com. The information included on our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our business and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline;

•	our ability to evaluate, finance and integrate acquired businesses into our existing business and operations;

•	our ability to effectively compete in the industry in which we do business;

•	our existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;

•	interest rates may fluctuate, impacting costs associated with our outstanding floating rate debt;

•	our ability to comply with debt covenants;

•	any future ratings on our debt instruments;

•	regional concentration of our business may subject it to economic downturns in the states of Florida and Texas;

•	our reliance on our call center;

•	our cash flow may be insufficient to meet required payments of principal, interest and dividends; and

•	tax law changes that may change the taxability of future income.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the sections entitled “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings we make with the SEC from time to time under the Securities Exchange Act of 1934, as amended.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” and “Information Incorporated by Reference” above. Additional risks, including those that relate to any particular securities we offer, may be included in the applicable prospectus supplement or any related free writing prospectus, or be incorporated by reference into this prospectus or such prospectus supplement or free writing prospectus.

USE OF PROCEEDS

We are required by the terms of the partnership agreement of the operating partnership to invest the net proceeds of any sale of our common stock or preferred stock in the operating partnership in exchange for additional units of limited partnership of the operating partnership. As will be more fully described in the prospectus supplement for any securities issued under this prospectus, we intend to cause the operating partnership to use the net proceeds from the sale of securities, for one or more of the following: repayment of indebtedness, acquisition of new self-storage facilities, maintenance and improvement of currently owned properties and general corporate purposes. We will not receive proceeds from the sale of common stock by persons other than us.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown.

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	3.23	2.51	1.77	2.00	1.34
Ratio of earnings to combined fixed charges and preferred stock dividends	3.23	2.51	1.77	2.00	1.34

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before noncontrolling interest in consolidated subsidiaries and income from equity investees, plus income tax expense, fixed charges, distributed income of equity investees less capitalized interest. Fixed charges consist of interest expense, amortization of financing fees, capitalized interest and estimate of interest expense included in rent expense.

The ratio of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of income from continuing operations before noncontrolling interest in consolidated subsidiaries and income from equity investees, plus income tax expense, fixed charges, distributed income of equity investees less capitalized interest and preferred dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, amortization of financing fees, capitalized interest and estimate of interest expense included in rent expense.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities;

•	warrants exercisable for debt securities, common stock or preferred stock; and

•	units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

General

Our capital stock consists of:

•	100 million authorized shares of common stock, par value $0.01 per share, of which 32,981,746 were outstanding on April 28, 2014;

•	10 million authorized shares of preferred stock, par value $0.01 per share, including the following series designated by our board of directors as of April 28, 2014:

•	250,000 shares of Series A Preferred Stock, none of which were outstanding on April 28, 2014.

The Board of Directors of the Company previously had designated 1,700,000 shares of the preferred stock as Series B Cumulative Redeemable Preferred Stock and 2,800,000 shares of the preferred stock as Series C Convertible Cumulative Preferred Stock. Such shares have subsequently been reclassified as undesignated shares of preferred stock, available for future issuance and reclassification by the Board of Directors. For a discussion of risks associated with the ownership and transfer of our stock, you should refer to “Restrictions on Transfer/Ownership Limits” beginning on page 19 of this prospectus as well as under the “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and the risk factors section contained in the applicable prospectus supplement or any related free writing prospectus and under similar headings in the documents we incorporate by reference herein and therein.

COMMON STOCK

General

Subject to the preferential rights of any other shares or series of stock, holders of shares of common stock are entitled to receive dividends on those shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor and to share ratably in the assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of members of our board of directors. Except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of members of our board of directors, which means that the holders of a majority of the shares of our outstanding common stock can elect all of the members of our board of directors then standing for election, and the holders of the remaining shares of our common stock will not be able to elect any members of our board of directors.

Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

We furnish stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent registered public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

All shares of our common stock have equal dividend, distribution, liquidation and other rights, and will have no preference, or exchange rights and generally have no appraisal rights.

Pursuant to the Maryland General Corporation Law, or MGCL, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is advised by its board of directors and approved by the affirmative vote of holders of at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in those situations.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Shareholder Rights Plan

The Company has not presently adopted a shareholder rights plan, commonly referred to as a poison pill. However, the Company had previously adopted a shareholder rights plan which expired in accordance with its terms on November 27, 2006. Under the expired plan, shares of our common stock were given rights to purchase shares of our Series A Preferred Stock exercisable upon the happening of certain events. The shares of our Series A Preferred Stock are currently not subject to any such rights, however, our board of directors could adopt a shareholders rights plan in the future which may provide rights to purchase shares of such Series A Preferred Stock or other shares of another class of preferred stock of the Company.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, 9,750,000 of which are currently unclassified. We may issue shares of preferred stock from time-to-time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, the board of directors is required by the MGCL and our charter to fix for each series, as permitted by Maryland law, the

•	Preferences,

•	Conversion or other rights,

•	Voting powers,

•	Restrictions,

•	Limitations as to dividends or other distributions,

•	Qualifications, and

•	Terms or conditions of redemption.

The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a change of control or other transaction that holders of shares of our outstanding common stock might believe to be in their best interests or in which holders of some, or a majority, of shares of our outstanding common stock might receive a premium for their shares over the then market price of our common stock.

Terms of New Series of Preferred Stock

The prospectus supplement relating to any preferred stock offered thereby will contain the specific terms thereof, including:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	The dividend rates, periods and payment dates or methods of calculation of these amounts for the preferred stock;

•	Whether dividends shall be cumulative or non-cumulative and the date from which dividends on the preferred stock will accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	Any provision for a sinking fund for the preferred stock;

•	Any provision for redemption of the preferred stock;

•	Any restriction on the repurchase or redemption of shares by the registrant while there is any arrearage in the payment of dividends or sinking fund installments;

•	Any listing of the preferred stock on a securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or the manner in which the conversion price will be calculated;

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	A discussion of federal income tax considerations applicable to the preferred stock;

•	The relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	The voting rights of the preferred stock, if any;

•	Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs; and

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that we may issue. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. These debt securities that we may issue include senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and they may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•	the title and authorized denominations of those debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

•	interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

•	our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	the denominations in which those debt securities will be issuable;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether any securities of that series are to be issued in whole or in part the form of one or more global securities and the depositary for those global securities;

•	if other than United States dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;

•	if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	the nature and terms of any security for any secured debt securities;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, unless the successor corporation or person to which our assets are transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•	failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for the reasonable expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor entity of our obligations;

•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	secure any debt securities;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

•	make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•	change the currency in which the principal, and any premium or interest, is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for the registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock or common stock. We may enter into a warrant agreement with a warrant agent under which the warrants may be issued. In this arrangement, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In any case, we will file a copy of the warrants and any warrant agreement with the SEC at or before the time of the offering of the series of warrants.

The prospectus supplement for each series of warrants will describe the terms of the warrants being offered, including the following:

•	The offering price;

•	The number of warrants offered;

•	The designation and terms of the securities underlying the warrants;

•	If applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	If applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	The exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will result in the warrants being deemed to be automatically exercised;

•	Provisions for changes to or adjustments in the exercise price;

•	The dates on which the right to exercise the warrants shall commence and expire;

•	If applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	If applicable, a discussion of material U.S. federal income tax considerations;

•	The anti-dilution provisions of the warrants, if any;

•	The rights, if any, we have to redeem the warrants;

•	Any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control or similar event;

•	The name of any warrant agent; and

•	The other terms of the warrants.

Warrants may be exercised at our offices, at the appropriate office of any warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement relating to the warrants, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

Except as otherwise set forth in the prospectus supplement relating to the warrants, the warrant agreements with any warrant agents may be amended or supplemented without the consent of the holders of the warrants to which they apply to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the affected warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the warrant agreement as amended. The prospectus supplement relating to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement may describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus and any related prospectus supplement may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities may not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, which is defined in the Code to include some entities, during the last half of a taxable year. We refer to this requirement as the “five or fewer test.” Also, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Our charter contains restrictions on the ownership and transfer of shares of our stock intended, among other purposes, to ensure compliance with these requirements. Subject to exceptions described below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of our stock in excess of 9.8% of the aggregate value of our outstanding stock. We refer to this limit as the “ownership limit.” Under the Code, some entities will be disregarded for purposes of the five or fewer test, and the beneficial owners of those entities will be counted as holders of our stock. Those entities include pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, corporations, trusts and partnerships. Our charter limits these entities to holdings of no more than 15% of the aggregate value of our shares of stock. We refer to this limit as the “look-through ownership limit.” Any transfer of shares of our stock or any security convertible into shares of our stock that would create a direct or indirect ownership of shares of our stock in excess of the ownership limit or the look-through ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the shares of stock being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, is deemed to be null and void, and the intended transferee will acquire no rights to the shares of our stock. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our board of directors may, in its sole discretion, exempt a person from the ownership limit or the look-through ownership limit if the board receives such representations and undertakings that are reasonably necessary to ascertain that no individual’s ownership of our outstanding stock will violate the ownership limit or look through ownership limit and such person agrees that any violation or attempted violation will result in such shares being designated as shares in trust, as described below. Prior to granting any exceptions, the board of directors may, require an opinion of counsel or IRS ruling satisfactory to the board of directors as the board may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as the board deems appropriate. Waivers have been granted to the former holders of our Series C preferred stock, FMR Corporation, Cohen & Steers, Inc. and Invesco Advisers, Inc.

Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the ownership limit or the look-through ownership limit or that causes us to be treated as “closely-held” under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust. Shares in trust will be transferred, by operation of law, to a person unaffiliated with us that is designated by our board of directors as trustee of a trust for the benefit of one or more charitable organizations. We refer to this trust as the “share trust.” While shares in trust are held in the share trust

•	The shares in trust will remain issued and outstanding shares of our common or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series,

•	The trustee will receive all dividends and distributions on the shares in trust for the share trust and will hold those dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries, and

•	The trustee will vote all shares in trust.

Any vote cast by the proposed transferee in respect of the shares in trust prior to our discovery that those shares have been transferred to the share trust will, subject to applicable law, be rescinded and void. Any dividend or distribution paid to a proposed transferee or owner of shares in trust prior to our discovery that those shares have been transferred to the share trust will be required to be repaid upon demand to the trustee for the benefit of one or more charitable beneficiaries.

The trustee may, at any time the shares in trust are held in the share trust, transfer the interest in the share trust representing the shares in trust to any person whose ownership of the shares of stock designated as shares in trust would not cause the shares in trust to be transferred to a share trust and redesignated as shares in trust, and provided that the permitted transferee purchases those shares for valuable consideration. Upon that sale, the proposed original transferee will receive the lesser of

•	The price paid by the original transferee shareholder for the shares of stock that were transferred to the share trust, or if the original transferee shareholder did not give value for those shares, the average closing price for the five consecutive trading days ending on the date of the transfer causing the shares to be held in trust, and

•	The price received by the trustee from that sale.

Any amounts received by the trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the share trust.

If the transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the share trust may be deemed, at our option, to have acted as our agent in acquiring the shares in trust and to hold the shares in trust on our behalf.

In addition, we have the right, for a period of 90 days during the time any shares of shares in trust are held by the trustee, to purchase all or any portion of the shares in trust from the share trust at the lesser of

•	The price initially paid for those shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for those shares, the average closing price for the five consecutive trading days ending on the date of the transfer causing the shares to be held in trust, and

•	The average closing price of the class of shares of those shares in trust for the five consecutive trading days ending on the date we elect to purchase those shares.

The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our board of directors determines that a violative transfer has been made.

All certificates representing shares of our stock bear a legend referring to the restrictions described above.

Each person who owns, or is deemed to own, more than 5% of the value or number of shares of our outstanding stock must give written notice to us of the name and address of the owner, the number of shares of outstanding stock owned and a description of how those shares are held. Also, each shareholder must upon demand disclose to us in writing any information with respect to the direct, indirect and constructive ownership of stock as our board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine such compliance.

The ownership limit, the look-through ownership limit and the other restrictions on ownership and transfer could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter, and our Bylaws. Our charter and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of not less than two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

Under the Maryland Business Combination Act, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The Maryland Business Combination Act permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving the initial purchasers of our Series C preferred stock and any affiliate or associate of an initial purchaser being the beneficial owner of not more than 12% of the outstanding common stock of the Company at any time issued and outstanding (determined in accordance with the Maryland Business Combination Act), provided that such beneficial ownership is not with a purpose or effect of changing or influencing control of the Company or in connection with or as a participant in any transaction having that purpose or effect which, as a result thereof would require a filing of a Schedule 13D under the Exchange Act. Consequently, the five-year prohibition and the super-majority vote requirements likely will not apply to business combinations between us and any of them. As a result, these parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The Maryland Business Combination Act may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply: (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Amendment to the Charter

Our charter may be amended only if advised by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of the Company

The dissolution of our Company must be advised by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company’s notice of meeting, (ii) by, or at the direction of, the board of directors, or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in the Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any other such business and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting at which directors are to be elected may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by, or at the direction of, the board of directors, (ii) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the Bylaws and that has supplied the information required by the Bylaws about each individual whom the stockholder proposes to nominate for election as director, or (iii) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice provided for in the Bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships, and (c) require, unless called by our Chairman of the Board, CEO, President or Board of Directors, the request of holders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

The business combination provisions and, if the applicable provision in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter regarding removal of directors, the votes required to approve extraordinary actions and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of Sovran that might involve a premium price for holders of our common stock or otherwise be in their best interest.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material federal income tax consequences relating to the taxation of us as a REIT and the acquisition, ownership and disposition of our common shares. If we offer debt securities or equity securities other than common stock, information about any additional or different income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “we,” “our” and “us” mean only Sovran Self Storage, Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. References to the “operating partnership” mean Sovran Acquisition Limited Partnership, our operating partnership. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The provisions of the Internal Revenue Code, or the Code, governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and the administrative and judicial interpretations of the Code, rules and regulations.

This summary is based upon the Code, the regulations promulgated by the Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service, or IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with applicable organizational documents and agreements, and is not intended to be, and should not be construed as, tax advice. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances, or to shareholders subject to special tax rules, such as:

•	expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below;

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

This summary assumes that shareholders will hold our common stock as capital assets, which generally means as property held for investment.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Sovran

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1995. We believe that we have been organized and have operated in a manner which qualified us for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1995. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner that will allow us to remain qualified as a REIT. Furthermore, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. It is possible that we may be unable to meet those changed requirements. The law firm of Phillips Lytle LLP has acted as our tax counsel since our initial public offering in 1995. In the opinion of Phillips Lytle LLP, we have been organized in conformity with the requirements for qualification as a REIT beginning with our taxable year ending December 31, 1995, and our method of operation as represented by us will enable us to continue to meet the requirements for REIT qualification. This opinion is based on various assumptions and factual representations and covenants made by our management regarding our organization, assets, the present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other items regarding our ability to meet the various requirements for qualification as a REIT, and Phillips Lytle LLP assumes that such representations and covenants are accurate and complete. REIT qualification depends upon our ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips Lytle LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips Lytle LLP is not binding on the IRS. In addition, the opinion of Phillips Lytle LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

Taxation of REITS in General

In any year in which we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our net ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their net income and shareholders of regular corporations are subject to tax on any dividends that they receive. Shareholders of non-REIT “C” corporations who are subject to individual income tax rates generally are taxed on dividends they receive at capital gain rates, which for individuals are lower than ordinary income rates, and corporate shareholders of non-REIT “C” corporations receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subject to corporate income tax, and then distributed to shareholders and taxed at the income tax rates applicable to those shareholders.

Shareholders who are individual U.S. shareholders (as defined below) are taxed on corporate dividends from a non-REIT “C” corporation at a federal income tax rate of 20% for taxpayers in the 39.6% tax bracket or a maximum federal income tax rate of 15% for taxpayers in lower tax brackets under the Code (the same rates as long term capital gain rates), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are currently subject to a maximum federal income tax rate of 39.6%.

Even if we qualify as a REIT, however, we will be subject to federal income tax in the following respects:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gain.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference, if any.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income.

•	If we have net income from prohibited transactions, which are in general certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, that income will be subject to a 100% tax.

•	If we should fail to satisfy either the 75% or 95% gross income test, which are discussed below, but have nonetheless maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (ii) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may maintain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distributions over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years), plus (y) retained amounts on which income tax is paid at the corporate level;

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below.

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire any assets from a non-REIT “C” corporation in a carry over basis transaction that have a fair market value at the time we acquire those assets in excess of their adjusted tax basis and dispose of them within the applicable recognition period related to such assets (in each case, we refer to the excess as “built-in gain”), then, to the extent of the built-in gain, this gain generally will be subject to a tax at the highest regular corporate rate (currently 35%).

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid. An adjustment would be made to increase the shareholder’s basis in our common shares.

•	We may have subsidiaries or own interests in other lower-tier entities that are “C” corporations, including our taxable REIT subsidiary, the earnings of which will be subject to federal corporate income tax.

If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gain rate, rather than at ordinary income rates. See “— Taxation of Our U.S. Shareholders” beginning on page 40.

In addition, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes, and our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes, because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes. Moreover, our taxable REIT subsidiary (as further described below) is subject to federal corporate income tax on its net income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

To qualify as a REIT, we must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to specified provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	at all times during the last half of each taxable year, not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (1) through (4) above must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above, which we refer to as the “100 shareholder” and “five or fewer” requirements, do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or by exercising reasonable diligence, would not have known, of a failure to meet the condition (6) above, then we will be treated as having met the condition.

Prior to the closing of our initial public offering in 1995, we did not satisfy several of the conditions above. Our initial public offering allowed us to satisfy the 100 shareholder and five or fewer requirements. We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our organizational documents contain restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our charter and Bylaws generally prohibit the actual or constructive ownership of more than 9.8% of the aggregate value of our outstanding stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, then the number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a trust for the benefit of designated charitable beneficiaries. See “Restrictions on Transfer/Ownership Limits,” beginning on page 19.

The REIT protective provisions of our organizational documents are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position concerning us (a private letter ruling is legally binding only as to the taxpayer to whom it was issued, and we have not sought a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of our formation in 1995, we succeeded to tax attributes of a “C” corporation, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed non-REIT earnings and profits. However, there can be no assurance that the IRS would not contend otherwise on a subsequent audit.

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Since we became a REIT in 1995, our taxable year has been the calendar year.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s gross income, in each case, based on its pro rata share of capital interests in the partnership, for purposes of the asset and gross income tests applicable to REITs, as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in the operating partnership and its equity interests in lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT.

In order to provide us with flexibility, we own the properties through the operating partnership or joint ventures owned by the operating partnership. We hold a limited partnership interest in the operating partnership. As of December 31, 2013, our aggregate holding in the operating partnership is 99.4% which is comprised of our direct limited partnership interest and the interest of our wholly-owned subsidiary, Sovran Holdings, Inc., which holds a general partner interest in the operating partnership. Sovran Holdings, Inc. is a “qualified REIT subsidiary” as defined in Section 856(i) of the Code. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities, income, deductions and credits, as the case may be, of the REIT. Because Sovran Holdings, Inc. is a qualified REIT subsidiary, it is not subject to federal income tax, although it may be subject to state and local tax in some states.

Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary, whether or not wholly owned, to treat the subsidiary as a taxable REIT subsidiary by filing a Form 8875 with the IRS. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our shareholders.

A REIT is not treated as holding the assets of a taxable REIT subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by such a subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from such subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such taxable REIT subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries.

Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We have elected to have our subsidiary Uncle Bob’s Management, LLC taxed as a taxable REIT subsidiary for federal income tax purposes.

Income Tests

To maintain qualification as a REIT, two gross income requirements must be satisfied annually. First, at least 75% of our gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business, which we refer to as “prohibited transactions,” certain hedging transactions and certain foreign currency gain recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property” and interest in certain circumstances, or from certain types of temporary investments. We refer to this requirement as the “75% test.” Second, at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008 and certain foreign currency gain recognized after July 30, 2008, for each taxable year must be derived from those real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We refer to this requirement as the “95% test.”

Rents received or deemed to be received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

(1)	The amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents of real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

(2)	The Code provides that rents from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of that tenant, in which case we refer to the tenant as a “related party tenant.” Under a “limited rental exception” rule, however, rents received from a related party tenant that is our taxable REIT subsidiary will be included in the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, if a lease with a “controlled taxable REIT subsidiary” is modified, and the rents payable by such taxable REIT subsidiary are increased on account of the modification, the increase in rents will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own shares possessing more than 50% of the voting power or more than 50% of the total value of outstanding shares of such taxable REIT subsidiary.

(3)	If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

(4)

For rents to qualify as “rents from real property,” the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. A REIT may, however, directly provide services with respect to its properties and the income will qualify as “rents from real property” if the services are “usually or customarily rendered” in connection with the rental of a room or other space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, a REIT may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, REITs are permitted to provide services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not, and do not intend to, (a) charge rent that is based in whole or in part on the income or profits of any person; (b) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents; or (c) receive rent from related party tenants, except to the extent permitted under the limited rental exception described above.

For approximately 10 months in 2004, we allowed new tenants to use trucks without charge for a limited period of time as an inducement for the new tenants to lease space in our facilities. We have treated the rental of trucks as the rental of personal property in connection with the rental of real property. Generally, the 15% personal property test is applied on a lease by lease basis. However, the Treasury regulations allow a REIT that rents all (or a portion) of the units in a multiple unit project under substantially similar leases to apply the 15% test on an aggregate basis for the rents received under such substantially similar leases. All of our leases at each self-storage property are substantially similar, except for the cost of the unit which varies by the size of the unit. We apply the 15% test on an aggregate basis at each of our facilities. There can be no assurance that the IRS will not successfully challenge our position that the lease of the trucks should be treated as the rental of personal property in connection with real property or our methodology for determining the portion of each lease attributable to personal property. If the IRS successfully challenged our position, we could have failed to satisfy the income tests. This could prevent us from qualifying as a REIT. See “Taxation of Sovran — Failure to Qualify” beginning on page 36 for a discussion of the consequences if we fail to meet this test.

We provide certain services with respect to the properties. We believe that the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of those services will not cause rents received with respect to the properties to fail to qualify as rents from real property.

Prior to 2007, we earned a commission from a third party insurance company on personal property insurance sold to some of our tenants by such insurance company. We believe that the insurance contract provided by the insurance company is not a service provided by the insurance company and that the commission we earned would not be impermissible tenant service income. If the IRS successfully challenged our position on this issue, all rents from a property would not qualify for purposes of the income tests if the commission income and any other impermissible tenant service income from that property exceeded 1% of the income from that property. This could have caused us to fail the income test for such year. This could prevent us from qualifying as a REIT. See “Taxation of Sovran — Failure to Qualify” on page 36 for a discussion of the consequences if we fail to meet this test.

Prior to April 2012, we also earned management fees from our management of property held by joint ventures in which we are investors. For purposes of the gross income tests, income earned from management fees generally constitutes nonqualifying income. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT’s interest in the partnership, in effect, is disregarded in applying the 95% gross income test when the REIT holds a “substantial” interest in the partnership. We have disregarded the portion of management fees derived from the joint venture partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. There can be no assurance, however, that the IRS would not take a contrary position with respect to us, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings.

Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We have received interest payments from our taxable REIT subsidiaries and our joint ventures that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% test.

If we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under specified provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. Under the first test, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of this 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 25% (20% for taxable years beginning prior to July 31, 2008) of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take those other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our taxable REIT subsidiary, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

We would not lose our REIT status as the result of a failure of the 5% test or the 10% value test if the value of the assets causing the violation did not exceed the lesser of (i) 1% of the value of our assets at the end of the quarter in which the violation occurred or (ii) $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test, the 25% test, or the 25% (20% for taxable years beginning prior to July 31, 2008) taxable REIT subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.

Annual Distribution Requirements

To qualify as a REIT, we are required to make distributions, other than distributions of capital gain dividends, to our shareholders in an amount at least equal to:

(a)	The sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction and our net capital gain, and

•	90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

(b)	the sum of specified items of our non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to provide us with a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute less than 100%, but at least 90%, of our net taxable income, we will be subject to federal income tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gain and pay tax on such gain. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute any greater amount as may be necessary to avoid income and excise taxation, due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures, exceed the amount of non-cash deductions. In the event that those timing differences occur, we may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.

Under some instances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which dividends may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest to the IRS, based upon the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived from a “prohibited transaction” is subject to a 100% tax. A “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held as inventory or primarily for sale to tenants in the ordinary course of our trade or business depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gain from the sale of property that is held through a taxable REIT subsidiary although such income will be subject to tax in the hands of the taxable REIT subsidiary at regular corporate income tax rates.

Foreclosure Properties

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the gain would otherwise be treated as a gain from a prohibited transaction. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income for purposes of the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income for purposes of the 75% gross income test as well as the 95% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, and (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to any item of income or gain that would be treated as qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be “qualified dividend income,” taxable as capital gain for non-corporate shareholders, and subject to limitations set forth in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Built-In Gain

To the extent we held any asset that has built-in gain as of the first day of the first taxable year for which we qualified as a REIT (which was January 1, 1995), we may recognize a corporate level tax at the time we dispose of that asset. Treasury regulations have been issued requiring a “C” corporation to recognize any net built-in gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, instead of this immediate recognition rule, the regulations permit a REIT to elect to be subject to rules similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made (the “recognition period”). We elected to have rules similar to the rules of Section 1374 of the Code apply to us. For these purposes, the assets owned by us prior to becoming a REIT will be appreciated assets. Any of these assets disposed of during the recognition period beginning January 1, 1995 and ending December 31, 2004 could have given rise to a corporate level tax to the extent of the built-in gain attributable to the disposed assets. Although we did recognize a built-in taxable gain on the disposition of certain properties in 1995 prior to the date of our initial public offering, we did not have any other dispositions of such assets at a gain during the remainder of the recognition period ending December 31, 2004. In addition, if we were to acquire carry over basis assets from a “C” corporation, any excess of the fair market value of the assets over the carry over basis would be built-in gain and would be subject to corporate level tax upon our disposition of the carry over basis assets during the recognition period. To date, we have not acquired carry over basis assets from a “C” corporation, other than the assets owned when we became a REIT as of January 1, 1995.

Tax Aspects of the Operating Partnership

Substantially all of our investments will be held indirectly through the operating partnership. In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the operating partnership. See “Taxation of Sovran” beginning on page 26.

Entity Classification

Our interests in the operating partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the operating partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the operating partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In that situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and the income tests. See “Taxation of Sovran — Asset Tests” beginning on page 33 and “— Income Tests” beginning on page 31. This, in turn would prevent us from qualifying as a REIT. See “Taxation of Sovran — Failure to Qualify” on page 36 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the operating partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Treasury regulations that apply for the tax period beginning on or after January 1, 1997, provide that an “eligible entity” may elect to be treated as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to such date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The operating partnership has claimed classification as a partnership under these regulations.

Even if the operating partnership is treated as a partnership under these Treasury regulations, it could be treated as a corporation for federal income tax purposes under the “publicly traded partnership” rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the operating partnership are not and will not be traded on an established trading market, there is some risk that the IRS might treat the units held by the limited partners of the operating partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common shares, which are traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of that partnership’s gross income for a taxable year consists of “qualifying income” under the publicly traded partnership provisions of Section 7704 of the Code. “Qualifying income” under Section 7704 of the Code includes interest, dividends, real property rents, gain from the disposition of real property, and certain income or gain from the exploitation of natural resources. Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the operating partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.

There is one significant difference, however, regarding rent received from related party tenants. For a REIT, subject to the limited rental exception described above, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively owns 10% or more of the tenant. See “Taxation of Sovran — Income Tests” beginning on page 31. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively owns 10% of more of the tenant.

Accordingly, we will monitor compliance with both the REIT rules and the publicly traded partnership rules. The operating partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. In the opinion of Phillips Lytle LLP, which is based on the provisions of the partnership agreement of the operating partnership and on certain factual assumptions and representations by us, the operating partnership is classified as a partnership for federal income tax purposes and, therefore, should be treated as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Phillips Lytle LLP’s opinion is not binding on the IRS or the courts.

Partnership Allocations

A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the “book-tax difference” associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership acquired the majority of its assets at the time it was formed in 1995 by means of transactions treated as taxable acquisitions of assets for tax purposes. Thus, in general, there were no book-tax differences associated with these purchased assets at the time they were acquired by the operating partnership. Certain persons have, however, contributed appreciated property to the operating partnership from time to time in exchange for interests in the operating partnership.

The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the appreciated property, the contributed book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gain attributable to the appreciation, if any, occurring after the time of contribution to the operating partnership. This will tend to entirely eliminate the book-tax difference over the life of the operating partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carry over basis of the contributed assets in the hands of the operating partnership may cause us to be allocated lower depreciation and other deductions. We could possibly be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Taxation of Sovran — Annual Distribution Requirements” beginning on page 34.

Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction, such as a sale. We and the operating partnership have determined to use the “traditional method” to account for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. We and the operating partnership have not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future. Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Basis in the Operating Partnership Interest

The adjusted tax basis in our interest in the operating partnership generally will be equal to the amount of cash and the basis of any other property we contribute to the operating partnership, increased by our allocable share of the operating partnership’s income and our allocable share of indebtedness of the operating partnership, and reduced, but not below zero, by our allocable share of losses of the operating partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership. If the allocation of our distributive share of the operating partnership’s loss exceeds the adjusted tax basis of our partnership interest in the operating partnership, the recognition of this excess loss will be deferred until that time and to the extent that we have adjusted tax basis in our interest in the operating partnership. We will recognize taxable income to the extent that the operating partnership’s distributions, or any decrease in our share of the indebtedness of the operating partnership, exceeds our adjusted tax basis in the operating partnership. A decrease in our share of the indebtedness of the operating partnership is considered a cash distribution.

Sale of Partnership Property

Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of that gain that is treated as depreciation or cost recovery recapture. However, our share as a partner of any gain realized by the operating partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of Sovran — Prohibited Transactions” on page 35. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Taxation of our U.S. Shareholders

For purposes of this discussion, a “U.S. shareholder” is a holder of shares of our stock that, for federal income tax purposes, is:

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision of the United States,

•	an estate whose income from sources without the United States is includible in gross income for federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. shareholder.

If an entity or arrangement treated as a partnership for federal income tax purposes holds our shares, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

As long as we qualify as a REIT, distributions to our taxable U.S. shareholders generally will be includible in their income as ordinary income dividends to the extent the distributions do not exceed our current or accumulated earnings and profits. Although a portion of these dividends may be treated as capital gain dividends as explained below, no portion of these dividends will be eligible for the dividends received deduction for corporate shareholders. In determining the extent to which a distribution constitutes ordinary income for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to our preferred shares, if any, and thereafter to distributions with respect to shares of our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to non-corporate U.S. shareholders.

We may elect to designate a portion of distributions paid to our shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to U.S. shareholders who are subject to tax at rates applicable to individuals as capital gain, provided that the shareholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of the following:

(1)	the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of an asset with a built-in gain that was acquired in a carry over basis transaction from a “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year and without regard to the period for which a shareholder has held shares of our stock. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that we elect to retain amounts representing our net capital gain income, our U.S. shareholders would be taxed on their designated proportionate share of our retained net capital gain as though an amount were distributed and designated a capital gain dividend, and we would be taxed at regular corporate tax rates on the retained amounts. In addition, each U.S. shareholder would receive a credit for a designated proportionate share of the tax that we pay, and would increase the adjusted basis in its shares by the excess of the amount of its proportionate share of the net capital gain over its proportionate share of the tax that we pay. Both we and our corporate U.S. shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes. If we should elect to retain our net capital gain in this fashion, we will notify our shareholders of the relevant tax information within 60 days after the close of our taxable year.

Long-term capital gain is generally taxable at a federal income tax rate of 20% for non-corporate U.S. shareholders in the 39.6% tax bracket, a maximum federal income tax rate of 15% for non-corporate U.S. shareholders in lower tax brackets, and 35% for corporations. Capital gain attributable to the sale of depreciated real property held for more than 12 months is subject to a 25% maximum federal income tax rate for individual U.S. shareholders to the extent of previously claimed depreciation deductions.

Distributions in excess of our current accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the U.S. shareholder’s shares but will reduce the U.S. shareholder’s basis in his shares. To the extent that the distributions exceed the adjusted basis of a U.S. shareholder’s shares, they will be included in income as long-term capital gain, generally taxed at a federal income tax rate of 20% for non-corporate U.S. shareholders in the 39.6% tax bracket, and a maximum federal income tax rate of 15% for non-corporate shareholders in lower tax brackets, or included in income as short-term capital gain if the shares have been held for one year or less, provided in each case that the shares are a capital asset in the hands of the shareholder.

Distributions that we declare in October, November or December of a taxable year to shareholders of record on a date in one of those months will be deemed to have been received by the shareholders on December 31, provided that we actually pay the dividends during the following January.

U.S. shareholders may not include in their individual tax returns any net operating losses or capital losses we incur. Instead, we would carry over those losses for potential offset against our future income, subject to certain limitations. Taxable distributions that we make and gain from the dispositions of our shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which a shareholder is a limited partner, against that income. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. Capital gain from the disposition of shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case that capital gain will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders.

A U.S. shareholder’s sale or exchange of shares will result in recognition of gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on such sale or exchange, exclusive of any portion attributable to accumulated and declared but unpaid dividends that will generally be taxable to you as a distribution on your shares, and your adjusted basis in the shares sold or exchanged.

This gain or loss will be capital gain or loss, provided that the shares are a capital asset in the hands of the U.S. shareholder and will be long-term capital gain or loss if the U.S. shareholder’s holding period in the shares exceeds one year. Long-term capital gain will generally be taxed to U.S. shareholders at a federal income tax rate of 20% for non-corporate U.S. shareholders in the 39.6% tax bracket, and a maximum federal income tax rate of 15% for non-corporate U.S. shareholders in lower tax brackets. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares held for more than 12 months. In addition, in the case of a U.S. shareholder who has owned the shares for six months or less, measured by using the holding period rules of Section 857 of the Code, any loss upon a sale or exchange of shares will generally be treated as a long-term capital loss to the extent of actual or constructive distributions from us required to be treated by the U.S. shareholder as long-term capital gain.

Withholding Tax Relating to Foreign Accounts

Under recently enacted legislation, final and temporary regulations and administrative guidance, certain payments made on or after July 1, 2014 and gross proceeds from the sale or disposition of our shares paid on or after January 1, 2017 to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their common shares. See “— Taxation of Shareholders — Taxation of Our Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities” on page 46.

Taxation of Our Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this discussion as UBTI. While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. shareholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (ii) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not be treated as UBTI to a tax-exempt U.S. shareholder.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Code, (ii) is tax exempt under section 501(a) of the Code, and (iii) owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (x) one pension trust owns more than 25% of the value of our shares, or (y) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of our shares and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated as held directly by its beneficiaries for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities). Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the federal, state and local tax consequences of owning our shares.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. shareholder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. shareholder’s modified gross income for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Taxation of Our Non-U.S. Shareholders

A “non-U.S. shareholder” is a holder of shares of our stock that is not a U.S. shareholder.

The rules governing the federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder you should consult with your own tax advisors to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

In general, a non-U.S. shareholder will be subject to federal income tax at graduated rates in the same manner as our U.S. shareholders with respect to its investment in shares if that investment is effectively connected with the non-U.S. shareholder’s conduct of a trade or business in the United States or, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States. A corporate non-U.S. shareholder may also be subject to an additional 30% branch profits tax on the repatriation from the United States of the effectively connected earnings and profits. The balance of this discussion addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.

A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to federal withholding tax at the rate of 30% on the gross amount of the dividend, or a lower rate that may be specified by a tax treaty if the non-U.S. shareholder has demonstrated his entitlement to benefits under the tax treaty in the manner prescribed by the IRS. While tax treaties may reduce or eliminate the withholding obligations on our distributions, under some treaties, rates below the 30% generally applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT. Because we cannot determine our current and accumulated profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and could not treat as a capital gain dividend. This 30% withholding rate will also be imposed on distributions later determined to have been made in excess of our current and accumulated earnings and profits. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder’s shares, the distributions will give rise to a tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of his shares, as discussed below. A distribution in excess of our current and accumulated earnings and profits will decrease the non-U.S. shareholder’s basis in its shares of common stock and will not be subject to U.S. federal income tax to the extent of such non-U.S. shareholder’s basis in its shares of common stock. A non-U.S. shareholder may seek a refund of amounts withheld on distributions to him to the extent they exceed the tax liability resulting from those distributions, provided that the required information is furnished to the IRS.

For any year in which we qualify as a REIT, our distributions that are attributable to gain from our sale or exchange of a United States real property interest within the meaning of Section 897 of the Code are taxable to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. shareholder would be required to file a federal income tax return reporting these amounts, even if the applicable withholding were imposed as described below; and corporate non-U.S. shareholders not entitled to any treaty relief or exemption may owe the 30% branch profits tax in respect of these amounts. We are required to withhold from distributions to non-U.S. shareholders 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. However, the 35% withholding tax generally will not apply to any distribution, whether or not the distribution is attributable to gain from our sale or exchange of a United States real property interest with respect to any class of our shares that is traded on an established securities market located in the United States if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution. Instead, any such distribution will be treated as a distribution subject to the ordinary dividend rules described above. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends subject to withholding. If, for any taxable year, we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to our shareholders, including our retained capital gains treated as capital gain dividends, then the portion of the capital gain dividends so designated that is allocable to the holders of shares will on a percentage basis equal the ratio of the amount of the total dividends paid or made available to the holders of the shares for the year to the total dividends paid or made available for the year to holders of all classes of our shares.

In addition, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a United States real property interest, and (iii) paid to non-U.S. shareholders who own less than 5% of the value of our common stock at all times during the one year period ending on the date of such distribution, will be treated as (a) long-term capital gain to such non-U.S. shareholders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-U.S. shareholders should consult their tax advisors regarding the taxation of such distribution in their particular circumstances.

The amount of any tax withheld by us with respect to a distribution to a non-U.S. shareholder is creditable against the non-U.S. shareholder’s federal income tax liability, and if the amount of tax withheld by us exceeds the non-U.S. shareholder’s federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the 15%, 20% and 25% maximum rates on capital gain generally applicable to non-U.S. shareholders subject to tax rate generally applicable to individuals. Treasury regulations provide presumptions under which a non-U.S. shareholder is subject to backup withholding and information reporting unless we receive certification from the shareholder of its non-U.S. shareholder status. The Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

If our shares are not “United States real property interests” within the meaning of Section 897 of the Code, a non-U.S. shareholder’s gain on sale of shares generally will not be subject to federal income taxation, except that a nonresident alien individual who was present in the United States for 183 days or more during the taxable year will be subject to a 30% tax on that gain. The shares will not constitute a United States real property interest if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during the preceding five-year period, less than 50% in value of its shares was held directly or indirectly by foreign persons. We believe that we are, and will be, a domestically controlled REIT and, thus, that a non-U.S. shareholder’s gain on sale of shares will not be subject to federal income taxation. However, because our shares are publicly traded, we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder’s sale of our shares will not be subject to federal income taxation as a sale of a United States real property interest and gain from the sale of such shares will not be subject to federal income taxation, if the shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, such as the New York Stock Exchange, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of the then-outstanding shares. If the gain on the sale of the shares were subject to federal income taxation, the non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, would be required to file a federal income tax return reporting that gain, and in the case of corporate non-U.S. shareholders might owe branch profits tax. In any event, a purchaser of shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of shares may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS. Any amount withheld would be creditable against the non-U.S. shareholder’s tax liability.

Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act of the Hiring Incentives to Restore Employment Act (generally known as FATCA) imposes a 30% withholding tax on certain types of payments to foreign entities unless (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Pursuant to recently issued administrative guidance and final and temporary regulations promulgated under FATCA, certain effective dates have been extended. The FATCA withholding tax could apply with respect to (i) dividends paid on shares of our common stock on or after July 1, 2014 and (ii) gross proceeds from the sale or disposition of shares of our common stock paid on or after January 1, 2017 unless the FATCA requirements are satisfied.

Withholding and Reporting Requirements

We will report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding (the current rate is 28%) with respect to distributions paid unless the U.S. shareholder (i) is a corporation or comes within other exempt categories and when required demonstrates that fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from the backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify his non-foreign status to us.

An individual who is a U.S. shareholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9.

We will report to our non-U.S. shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a U.S. trade or business. As discussed above, withholding rates of 30% and 35% may apply to distributions to non-U.S. shareholders.

A non-U.S. shareholder who wishes to claim the benefit of an applicable treaty rate may need to satisfy certification and other requirements, such as providing us with an IRS Form W-8BEN. A non-U.S. shareholder who wishes to claim that distributions are effectively connected with a U.S. trade or business, may need to satisfy certification and other requirements, such as providing us with an IRS Form W-8ECI.

The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.

However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Any amounts required to be withheld from payments to you will be collected by us or other applicable withholding agents for remittance to the IRS. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, over withheld amounts may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. In addition, the absence or existence of applicable withholding does not necessarily excuse you from filing applicable federal income tax returns.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a shareholder that is either a corporation or a partnership with only corporate partners, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that we might undertake directly or indirectly. Moreover, shareholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Federal Estate Tax Consequences

Our shares that are held by a non-U.S. shareholder at time of death will be included in the shareholder’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. State and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, we advise you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of the acquisition, ownership, and disposition of our shares.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their shareholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make under the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference.

PLAN OF DISTRIBUTION

General

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions

•	At a fixed price or prices, which may be changed,

•	At market prices prevailing at the time of sale,

•	At prices related to prevailing market prices, or

•	At negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will describe in the prospectus supplement any compensation we pay to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against specified civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To facilitate the offering of securities, some persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover those over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, by which selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Some of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

The legality of our securities offered by this prospectus is being passed upon by Phillips Lytle LLP, Buffalo, New York. The description of U.S. federal income tax matters contained in the prospectus in the section entitled

“Federal Income Tax Considerations” is also based on the opinion of Phillips Lytle LLP. Robert J. Attea, Sovran’s Executive Chairman of the Board, is the brother of Frederick G. Attea, a partner of Phillips Lytle LLP and our Assistant Secretary. Several partners of Phillips Lytle LLP own shares of our common stock. Phillips Lytle LLP will rely upon the opinion of Venable LLP, Baltimore, Maryland, as to all matters of Maryland law.

EXPERTS

The consolidated financial statements of Sovran Self Storage, Inc. appearing in Sovran Self Storage, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Sovran Self Storage Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

2,300,000 Shares

SOVRAN SELF STORAGE, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities

Jefferies

January     , 2016